Exhibit 10.1

CSRA INC.

AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

SERVICE BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT

1.	Grant of Award.

This Agreement (“Agreement”) is made and entered into as of «Grant_Date_x» (the “Grant Date”) by and between CSRA Inc., a Nevada corporation (the “Company”), and «Name_x», a full-time employee of the Company and/or one or more of its subsidiaries (the “Employee”).

This Agreement granting the Employee an award under the Plan (the “Award”) shall be subject to all of the terms and conditions set forth in the CSRA Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and this Agreement. Except as defined in Appendix A, capitalized terms shall have the same meanings ascribed to them under the Plan.

This Award is subject to the data privacy provisions set forth in Appendix B.

Award Granted: «Shares_Granted_x» Restricted Stock Units (the “RSUs”)

Upon each of the dates indicated below (each, a “Vesting Date”), subject to the terms and conditions set forth herein, the RSUs shall vest with respect to the number indicated below across from such date:

Number of RSUs Vesting	Date
1/3 of the RSUs Granted	1st Anniversary of the Grant Date
1/3 of the RSUs Granted	2nd Anniversary of the Grant Date
1/3 of the RSUs Granted	3rd Anniversary of the Grant Date

2.	Settlement of RSUs.

(a) The RSUs shall be settled by the Company delivering to the Employee (or after the Employee’s death, the beneficiary designated by the Employee for such purpose), on the applicable Scheduled Settlement Date, a number of RSU Shares equal to the number of RSUs vesting on such date, together with any related Dividend Equivalents.

(b) Except as otherwise provided in this Agreement, the RSUs shall be settled on the applicable Scheduled Settlement Date.

3.	Effect of Termination of Employment; Termination due to Reduction in Force or Mutual Agreement; Change in Control; Recoupment and Forfeiture.

(a) Age 62 or Older Other than for Cause, death or Disability with at least 10 Years of Service; Approved Termination. If, prior to the settlement of the RSUs in full:

(i) the Employee’s status as an employee of the Company or any of its subsidiaries is terminated at age 62 or older for no reason, or for any reason other than Cause, death or Disability, and the Employee shall have been (or for any other purpose shall have been treated as if he or she had been) a continuous employee of the Company or its subsidiaries for at least 10 years immediately prior to the date of termination of employment status (including for this purpose any continuous service with CSC prior to the Spinoff or with SRA prior to the SRA Merger); or

(ii) the Employee’s status as an employee of the Company or any of its subsidiaries is terminated at any time during the term of the Award and such termination is due to a Reduction in Force or Mutual Agreement,

then, as soon as practicable after the Employee’s status as an employee of the Company or its subsidiaries is terminated (the “Employment Termination Date”), the Company shall settle a portion of the remaining unsettled RSUs and any related Dividend Equivalents. The portion of the RSUs settled will be determined by multiplying (x) the total number of RSUs granted under this Award by (y) a fraction, the numerator of which is the number of full months of continuous service with the Company or its subsidiaries that the Employee has completed since the Grant Date and the denominator of which is the total number of full months from the Grant Date until the last scheduled Vesting Date under the Award, and then subtracting from the resulting product the total number of RSUs granted under this Award, if any, that have vested and been settled prior to the Employment Termination Date. The portion of the RSUs not settled in accordance with this section any related Dividend Equivalents shall automatically be cancelled as of the close of business on the Employment Termination Date.

(b) Leave of Absence. If, prior to the settlement of the RSUs in full, the Employee is granted a leave of absence (including a military leave of absence), the Employee and the Company each reasonably anticipate that the Employee will return to active employment and either (x) the leave of absence is to be for not more than six months or (y) at all times during the leave of absence the Employee has a statutory or contractual right to return to work, then:

(i) while on leave of absence the Employee shall be treated as if he were an active employee;

(ii) if the Employee’s leave of absence is terminated before the final Vesting Date and the Employee does not timely return to active employment, the date of the end of the leave of absence shall be treated as the date on which the Employee has a termination of employment;

(iii) if the Employee’s leave of absence is terminated before the final Vesting Date and the Employee timely returns to active employment, he shall be treated as if active employment had continued uninterrupted during the leave of absence; and

(iv) if a Vesting Date occurs during the Employee’s leave of absence, the applicable number of RSUs and any related Dividend Equivalents shall be settled on the related Scheduled Settlement Date.

(c) Death or Disability.

 (i)        Notwithstanding anything to the contrary in this Agreement, if, prior to the settlement in full of the RSUs, the Employee’s status as an employee of the Company or any of its subsidiaries is terminated by reason of death of the Employee, then, one calendar month after such death, the Company shall complete the settlement in full of the remaining unsettled RSUs and any related Dividend Equivalents.

 (ii)       If, prior to the settlement in full of the RSUs, the Employee’s status as an employee of the Company or any of its subsidiaries is terminated by reason of the Disability of the Employee, then, one calendar month after the Employment Termination Date, the Company shall complete the settlement in full of the remaining unsettled RSUs and any related Dividend Equivalents.

 (iii)     If settlement is by reason of termination due to death, settlement shall be to the beneficiary designated by the Employee for such purpose.

(d) Cancellation of RSUs upon Other Termination of Employment. If, prior to the settlement in full of the RSUs, the Employee’s status as an employee of the Company or any of its subsidiaries is voluntarily or involuntarily terminated other than pursuant to Section 3(a), (c) or (e) hereof, then the remaining unsettled RSUs and all related Dividend Equivalents shall automatically be cancelled as of the close of business on the Employment Termination Date.

(e) Change in Control.

 (i)        If, on or within two (2) years after the date of a Change in Control and prior to when the RSUs have been settled in full, the Employee’s status as an employee of the Company (including any successor to the Company resulting from the Change in Control) or any of its subsidiaries is terminated by the Company or any of its subsidiaries due to a Reduction in Force or Mutual Agreement, or the Employee’s death or Disability or pursuant to Section 3(a)(i) above, then any unvested RSUs (and any related Dividend Equivalents) shall automatically vest in full as of the Employment Termination Date and shall be settled on or as soon as administratively practicable (but, subject to Section 18 below, in no event later than 2.5 months) after the Employment Termination Date.

 (ii)        Without limitation of the foregoing, if, at any time following a Change in Control that results from the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, General Dynamics Corporation and Red Hawk Enterprises Corp., dated as of February 9, 2018, the Employee’s status as an employee of the Company (including any successor to the Company resulting from such Change in Control) or any of its subsidiaries is terminated by the Company or any of its subsidiaries without Cause, by the Employee for Good Reason, or due to the Employee’s death or Disability, then any unvested RSUs (and any related Dividend Equivalents) shall automatically vest in full as of the Employment Termination Date and shall be settled on or as soon as administratively practicable (but, subject to Section 18 below, in no event later than 2.5 months) after the Employment Termination Date, and, for the avoidance of doubt, Section 3(e)(i) shall not apply.

(f) Recoupment and Forfeiture. Settlement of all or a portion of the Award pursuant to this Section 3 is subject to the forfeiture provisions of this Section 3. Settlement of all or a portion of the Award is subject to recoupment by the Company pursuant to Section 5.

4.	Withholding and Taxes.

(a) If the Company and/or the Employer are obligated to withhold an amount on account of any federal, state or local tax imposed as a result of the grant or settlement of the RSUs pursuant to this Agreement (collectively, “Taxes”), including, without limitation, any federal, state or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax (the date upon which the Company and/or the Employer becomes so obligated shall be referred to herein as the “Withholding Date”), then the Employee shall pay to the Company on the Withholding Date, the minimum aggregate amount that the Company and the Employer are so obligated to withhold (or such larger amount of taxes that may be permitted to be withheld under applicable accounting guidance without resulting in the classification of the RSUs as a liability award for accounting purposes), as such amount shall be determined by the Company (the “Withholding Liability”), which payment shall be made by the automatic cancellation by the Company of a portion of the RSU Shares; provided that the Company is not then prohibited from purchasing or acquiring such shares of Common Stock (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the Withholding Date, plus the value of the Dividend Equivalents associated with such shares on the Withholding Date); and provided further that the RSU Shares to be cancelled shall be those that would otherwise have been delivered to the Employee the soonest upon settlement of the RSUs; and provided further, however, that the Employee may, on or before the Withholding Date, irrevocably elect to instead pay to the Company, by check or wire transfer delivered or made within one business day after the Withholding Date, an amount equal to or greater than the Withholding Liability.

(b) The Employee acknowledges that neither the Company nor the Employer has made any representation or given any advice to the Employee with respect to Taxes.

5.	Recoupment and Forfeiture.

(a)  Refund of Stock Value; Forfeiture of RSUs.

 (i)        Refund of Stock Value. If the Employee breaches any of the covenants set forth in Section 5(b)(i), (ii) or (iii) hereof during the Applicable Restrictive Period for any Settlement Date, then, if the RSUs were settled within the one year period prior to the occurrence of such event, the Employee shall immediately deliver to the Company an amount in cash equal to the (i) aggregate Fair Market Value, determined as of such Settlement Date, of all RSU Shares which were delivered to the Employee or cancelled in payment of Taxes on such Settlement Date and (ii) Dividend Equivalents paid to the Employee in respect of the RSU Shares.

 (ii)        Forfeiture of RSUs. If the Employee breaches any of the covenants set forth in Section 5(b)(i), (ii) or (iii) hereof prior to a Settlement Date for the RSUs, any remaining unsettled RSUs and all related Dividend Equivalents shall be terminated and forfeited.

(b) Triggering Events. The events referred to in Sections 3(f) and 5(a) hereof are as follows:

 (i)        Non-Disclosure and Non-Use of Confidential Information. The Employee agrees not to disclose, use, misappropriate, communicate, disseminate, copy or duplicate or otherwise permit the use, disclosure, misappropriation, communication, dissemination, copying or duplication of any Confidential Information (other than in connection with authorized activities conducted in the course of the Employee’s employment at the Company for the benefit of the Company) during the period of including during his/her employment with the Company or at any time thereafter. The Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, misappropriation, communication, dissemination copying or duplication of Confidential Information and to return all Confidential Information to the Company promptly upon Employee’s termination of employment.

 (ii)        Non-Solicitation of the Company’s Employees, Clients, and Prospective Clients. During the time of the Employee’s employment and for a period of 24 months thereafter, the Employee shall not, without the express, prior written consent of the Company’s General Counsel, engage in any of the conduct described in paragraphs (A) and (B) below, either directly or indirectly, individually or as an employee, agent, contractor, consultant, member, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly held corporation) or in any other capacity for any person, firm, partnership or corporation:

    (A)        hire, attempt to hire or assist any other person or entity in hiring or attempting to hire any current employee of the Company or any person who was a Company employee within the 6-month period preceding such hiring or attempted hiring;

    (B)        solicit, divert or cause a reduction in the business or patronage of any Client or Prospective Client.

 (iii)          Non-Competition. During the time of the Employee’s employment and for a period of 12 months thereafter, the Employee shall not, without the express, prior written consent of the Company’s General Counsel, either directly or indirectly, as an employee, agent, contractor, consultant, partner, member, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly traded corporation), wherever the Company is marketing or providing its services or products, participate in any activity as, or for, a Competitor of the Company which is the same or similar to the activities in which the Employee was involved at the Company.

(c) Waiver of Recoupment. Notwithstanding the foregoing, the Employee shall be released from (i) all of his or her obligations under Section 5(a) hereof in the event that a Change in Control occurs within three years prior to the Employment Termination Date, and (ii) some or all of his or her obligations under Section 5(a) hereof in the event that the Committee (if the Employee is an executive officer of the Company) or the Company’s Chief Executive Officer (if the Employee is not an executive officer of the Company) shall determine, in their respective sole discretion, that such release is in the best interests of the Company.

(d) Effect on Other Rights and Remedies. The rights of the Company set forth in this Section 5 shall not limit or restrict in any manner any rights or remedies which the Company or any of its affiliates may have under law or under any separate employment, confidentiality or other agreement with the Employee or otherwise with respect to the events described in Section 5(b) hereof.

(e) Reasonableness. The Employee agrees that the terms and conditions set forth in this Section 5 are fair and reasonable and are reasonably required for the protection of the interests of the Company. If, however, in any judicial proceeding any provision of this Section 5 is found to be so broad as to be unenforceable, the Employee and the Company agree that such provision shall be interpreted to be only so broad as to be enforceable.

(f) Clawback. As an additional condition of receiving this Award, the Employee agrees and acknowledges that the Award shall be subject to repayment to the Company in whole or in part in the event of a financial restatement or in such other circumstances as may be required by applicable law or as may be provided in any clawback policy that is adopted by the Company.

6.	Registration of Units.

The Employee’s right to receive the RSU Shares shall be evidenced by book entry (or by such other manner as the Committee may determine).

7.	Certain Corporate Transactions.

In the event that the outstanding securities of any class then comprising the RSU Shares are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the Committee shall determine otherwise, the term “RSU Shares,” as used in this Agreement, shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the RSU Shares, or into or for which the RSU Shares are so increased, decreased, exchanged or converted.

8.	Shareholder Rights.

The Employee shall have no rights of a shareholder with respect to RSU Shares subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Employee.

9.	Assignment of Award.

Except as otherwise permitted by the Committee, the Employee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Employee’s rights under and interest in this Award may be made by the Employee other than by will or by the laws of descent and distribution.

10.	Notices.

Unless the Company notifies the Employee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:

(a)        by registered or certified United States mail, postage prepaid, to CSRA Inc., Attn: Corporate Secretary, 3170 Fairview Park Drive, Falls Church, VA 22042; or

(b)        by hand delivery or otherwise to CSRA Inc., Attn: Corporate Secretary, 3170 Fairview Park Drive, Falls Church, VA 22042.

Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Employee, five days after deposit in the United States mail, postage prepaid, addressed to the Employee at the address specified at the end of this Agreement or at such other address as the Employee hereafter designates by written notice to the Company.

11.	Stock Certificates.

Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 11 have been complied with.

12.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Employee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

13.	Plan.

The RSUs are granted pursuant to the Plan, as in effect on the Grant Date, and are subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive the Employee, without his or her consent, of the RSUs or of any of the Employee’s rights under this Agreement. The interpretation and construction by the Committee of the Plan, this Agreement and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon the Employee. Until the RSUs are settled in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to the Employee.

14.	No Employment Guaranteed.

No provision of this Agreement shall (a) be deemed to form an employment contract or relationship with the Company or any of its subsidiaries, (b) confer upon the Employee any right to be or continue to be in the employ of the Company or any of its subsidiaries, (c) affect the right of the Employer to terminate the employment of the Employee, with or without cause, or (d) confer upon the Employee any right to participate in any employee welfare or benefit plan or other program of the Company or any of its subsidiaries other than the Plan. The Employee hereby acknowledges and agrees that the Employer may terminate the employment of the Employee at any time and for any reason, or for no reason, unless applicable law provides otherwise or unless the Employee and the Employer are parties to a written employment agreement that expressly provides otherwise.

15.	Nature of Company Restricted Stock Unit Grants.

The Employee acknowledges and agrees that:

(a) the Plan was established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;

(b) the Company grants RSUs voluntarily and on an occasional basis, and the receipt of the RSUs by the Employee does not create any contractual or other right to receive any future grant of RSUs, or any benefits in lieu of a grant of RSUs;

(c) all decisions with respect to future grants of RSUs by the Company will be made in the sole discretion of the Company;

(d) the Employee is voluntarily participating in the Plan; and

(e) the future value of the RSUs is unknown and cannot be predicted with certainty.

16.	Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, United States of America, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any action, suit or proceeding to enforce the terms and provisions of this Agreement, or to resolve any dispute or controversy arising under or in any way relating to this Agreement, may be brought in the state courts for the County of Washoe, State of Nevada, United States of America, and the parties hereto hereby consent to the jurisdiction of such courts. If the Employee has received this or any other document related to the Plan translated into a language other than English, and the translated version is different than the English version, the English version will control.

17.	Entire Agreement; Amendment and Waivers.

This Agreement embodies the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto. None of the terms and conditions of this Agreement may be amended, modified, waived or canceled except by a writing, signed by the parties hereto specifying such amendment, modification, waiver or cancellation. A waiver by either party at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or consent to a future waiver of such terms and conditions or of any preceding or succeeding breach thereof, unless expressly so stated.

18.	Section 409A Compliance.

Payments under this Agreement are designed to be made in a manner that is exempt from or compliant with Section 409A of the U.S. Internal Revenue Code (the “Code”) as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that the settlement of an RSU Share pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the

Code or any other taxes or penalties imposed under Section 409A (“409A Taxes”) as applicable at the time such settlement is otherwise required under this Agreement, then such payment may be delayed to the extent necessary to avoid 409A Taxes. In particular:

(a) if the Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, such settlement shall be delayed until the earlier of (i) the first business day following the expiration of six months from the Employee’s separation from service, (ii) the date of the Employee’s death, or (iii) such earlier date as complies with the requirements of Section 409A (the “Settlement Delay Period”); and

(b) if all or any part of such RSU Share has been converted into cash pursuant to Section 7 hereof, then:

(i)         upon settlement of such RSU Share, such cash shall be increased by an amount equal to interest thereon for the Settlement Delay Period at a rate equal to the default rate credited to amounts deferred under the Company’s Deferred Compensation Plan; provided, however, that such rate shall be calculated on a monthly average basis rather than a daily basis; and

(ii)       the Company shall fund the payment of such cash to the Employee upon settlement of such RSU Share, including the interest to be paid with respect thereto (collectively, the “Delayed Cash Payment”), by establishing and irrevocably funding a trust for the benefit of the Employee, but only if the establishment of such trust does not result in any taxes or penalties becoming due under Section 409A(b). Such trust shall be a grantor trust described in Section 671 of the U.S. Internal Revenue Code and intended not to cause tax to be incurred by the Employee until amounts are paid out from the trust to the Employee. The trust shall provide for distribution of amounts to the Employee in order to pay taxes, if any, that become due on the amounts as to which payment is being delayed during the Settlement Delay Period pursuant to this Section 18, but only to the extent permissible under Section 409A of the U.S. Internal Revenue Code without the imposition of 409A Taxes. The establishment and funding of such trust shall not affect the obligation of the Company to pay the Delayed Cash Payment pursuant to this Section 18.

19.	Section 280G.

If, after the Grant Date, there occurs a transaction that constitutes a “change of control” for purposes of Section 280G of the Code and, immediately prior to the consummation of such change of control, the Company or any of its consolidated subsidiaries are an entity whose equity securities are readily tradable on an established securities market (or otherwise), the following provisions will apply:

(a) If any payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 19(a), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing results in the Employee’s receipt on an after-tax basis of the greatest amount of benefits after taking into account applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If required to be reduced pursuant to the foregoing to the extent permitted under Code Sections 280G, 409A and 4999, the Employee may elect the order of reduction. If the foregoing is not permitted, the reduction shall be in such manner that maximizes the amount to be received by the Employee with any cash payments being reduced first starting with the last payment due, next shares not subject to Q + A 24(c) of Treas. Reg. 1-280G (“24(c)”) starting with the last vesting share, then options subject to 24(c) starting with the last vesting option, and then shares and options subject to 24(c) in a manner that maximizes what is received by the Employee. If the Covered Payments are paid in full, the Employee will be solely responsible for the payment of any Excise Tax and the Company will have no further obligations with respect thereto.

(b) Any determinations required under this Section 19 shall be made in writing by an accounting firm selected and paid for by the Company. The accountant shall deliver to the Company and the Employee an opinion that can be utilized for filing of tax returns, and including valuation of the non-compete that applies to the Employee. The Employee shall provide the Company with such information and documents as he or she may have as the Company may reasonably request in order to make a determination under this Section 19.

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be duly executed as of the Grant Date.

EMPLOYEE	CSRA INC.

By:
«Name_x»		Name:
Title:
The Employee acknowledges receipt of the Plan and a Prospectus relating to this award, and further acknowledges that he or she has reviewed this Agreement and the related documents and accepts the provisions thereof.

«Name_x»
ACCEPTANCE DATE

Appendix A

1.	Definitions.

For purposes of this Agreement:

(a)   “Applicable Restrictive Period” shall mean, with respect to each Settlement Date, the period set forth in Section 5(b)(i), (ii) or (iii) hereof, respectively.

(b)   “Cause” shall mean: (A) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (B) conviction of a felony involving a crime of moral turpitude; (C) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or (D) substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (X) a demand for performance of services has been delivered to the Employee in writing by the Employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the Employee has failed to perform and (Y) the Employee has thereafter failed to remedy such failure to perform.

(c)   “Client” means any client with respect to whom the Employee provided services, on behalf of whom the Employee transacted business, or with respect to whom the Employee possessed Confidential Information during the 12-month period preceding each of (i) the date the Employee engages in an act described in Section 5(b)(ii)(B) and (ii) the date of the termination of the Employee’s employment with the Company for any reason.

(d)   “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in business that is substantially similar to the Company’s business. For purposes of this Agreement, the parties specifically agree that: the Company is engaged in the business of providing technology-enabled solutions and services; that the Company’s capabilities include, but are not limited to, system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting; and that the Company actively solicits business and services clients located throughout the United States and the world. A non-exhaustive list of the Company’s Competitors includes AAR Corporation, Booz Allen Hamilton Holding Corporation, CACI International, Engility Holdings, Harris Corporation, L-3 Communications Holdings, Leidos Holdings, ManTech International, Maximus, Rockwell Collins, SAIC, Unisys Corporation, or any subsidiary or affiliate thereof.

(e)   “Confidential Information” means all Company trade secrets, patents, copyrights, confidential or proprietary business information and data, sales and financial data, pricing information, manufacturing and distribution methods, information relating to the Company’s business plans and strategies including, but not limited to, customers and/or prospects, or lists thereof, marketing plans and procedures, research and development plans, methods of doing business, both technical and non-technical, information relating to the design, architecture, flowcharts, source or object code and documentation of any and all computer software products which the Company has developed, acquired or licensed or is in the process of developing, acquiring or licensing or shall develop, acquire or license in the future, hardware and database technologies or technological information, formulae, designs, process and systems information, intellectual property rights, and any other confidential or proprietary information which relates to the business of the Company or to the business of any client or vendor of the Company or any other party with whom the Company agrees to hold information in confidence, whether patentable, copyrightable or protectable as trade secrets or not. Confidential Information does not include information which is (i) already known by the Employee without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Employee, (iii) rightfully received from a third party without an obligation of confidentiality, (iv) disclosed without similar restrictions by the Company to a third party (other than an affiliate or customer of the Company), or (v) approved by the Company, in writing, for disclosure.

(f)   “Employer” shall mean the Employee’s employer.

(g)   “Good Reason” shall mean an Employee’s separation of employment from the Company if it occurs within six months of the following without the Employee’s express written consent: (i) a substantial change in the nature, or diminution in the status, of the Employee’s duties or position from those in effect immediately prior to the Change in Control; (ii) a reduction by the Company in the Employee’s annual base salary or target total cash in effect on the date of a Change in Control or in effect thereafter if such compensation has been increased and such increase was approved prior to the Change in Control; (iii) a failure to continue in effect any stock option or other equity based or non-equity based incentive compensation plan in effect immediately prior to the Change in Control, or a reduction in the Employee’s participation in any such plan, unless the Employee is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; (iv) a failure to provide the Employee the same number of paid vacation days per year available prior to the Change in Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the Employee immediately prior to the Change in Control; (v) any material breach by the Company of any provision of this Agreement, the severance plans, or of any agreement entered into pursuant to the severance plans or any other stock or restricted stock agreement; (vi) conduct by the Company, against the Employee’s volition, that would cause the Employee to commit fraudulent acts or would expose the Employee to criminal liability; and/or (vii) any failure by the Company to obtain the assumption of the severance plans or any agreement entered into pursuant to the severance plans by any successor or assign of the Company.

(h)   “Mutual Agreement” shall mean a termination (other than a resignation or a termination by the Employer for Cause) pursuant to a written contract entered into between Employer and Employee that provides the terms and conditions under which Employee is separated from employment with the Company.

(i)   “Prospective Client” means any individual or enterprise who is not a Client but with whom the Company was in active business discussions or negotiations at any time during either (i) the date the Employee engages in an act described in Section 5(b)(ii)(B) or (ii) the 12-month period preceding the termination of the Employee’s employment with the Company for any reason and in each case whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Company.

(j)   “Scheduled Settlement Date” shall mean the applicable Vesting Date with respect to a particular tranche of RSUs or as soon as practicable thereafter, but in no event later than March 15 of the calendar year following the calendar year that includes the applicable Vesting Date.

(k)   “Settlement Date” shall mean, with respect to each RSU Share, the date upon which the RSU was settled by the delivery of such RSU Share to the Employee or the date upon which such RSU Share was cancelled in payment of Taxes (as hereinafter defined).

(l)   “Reduction in Force” shall mean the Employer’s termination of the Employee’s employment without Cause, due to lack of funds, lack of work, redesign or elimination of position(s) or reorganization, with no likelihood or expectation that the Employee will be recalled because the position has been eliminated.

(m)  “RSU Shares” shall mean the number of shares of Common Stock to be delivered upon settlement of the RSUs.

Appendix B

1.       Data Privacy.

    (a) In order to implement, administer, manage and account for the Employee’s participation in the Plan, the Company and/or the Employer may:

(i)         collect and use certain personal data regarding the Employee, including, without limitation, the Employee’s name, home address and telephone number, work address and telephone number, work e-mail address, date of birth, social insurance or other identification number, term of employment, employment status, nationality and tax residence, and details regarding the terms and conditions, grant, vesting, cancellation, termination and expiration of all restricted stock units and other stock based incentives granted, awarded or sold to the Employee by the Company (collectively, the “Data”);

(ii)       transfer the Data, in electronic or other form, to employees of the Company and its subsidiaries, and to third parties, who are involved in the implementation, administration and/or management of, and/or accounting for, the Plan, which recipients may be located in the Employee’s country or in other countries that may have different data privacy laws and protections than the Employee’s country;

(iii)     transfer the Data, in electronic or other form, to a broker or other third party with whom the Employee has elected to deposit any RSU Shares issued in settlement of the RSUs; and

(iv)     retain the Data for only as long as may be necessary in order to implement, administer, manage and account for the Employee’s participation in the Plan.

    (b) The Employee hereby consents to the collection, use, transfer and retention of the Data, as described in this Agreement, for the exclusive purpose of implementing, administering, managing and accounting for the Employee’s participation in the Plan.

    (c) The Employee understands that by contacting his or her local human resources representative, the Employee may:

(i)     view the Data;

(ii)    correct any inaccurate information included within the Data;

(iii)   request additional information regarding the storage and processing of the Data

(iv)   request a list with the names and addresses of any potential recipients of the Data; and

(v)    under certain circumstances and with certain consequences, prevent further use, transfer, retention and/or processing of the Data.